UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 6, 2015

Paycom Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36393	80-0957485
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7501 W. Memorial Road, Oklahoma City, Oklahoma	73142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 722-6900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 6, 2015, Paycom Software, Inc. (the “Company”) entered into a Joinder to Registration Rights Agreement (the “RRA Joinder”) and two Joinders to Amended and Restated Stockholders Agreement (the “Stockholders Agreement Joinders”) with Robert Minicucci and Sanjay Swani and certain of their affiliated entities and other general partners of Welsh, Carson, Anderson & Stowe X, L.P. (“WCAS X”) and WCAS Capital Partners IV, L.P. (“WCAS Capital IV”) that received an in kind distribution of shares of the Company’s common stock from WCAS X and WCAS Capital IV.

The RRA Joinder relates to the Registration Rights Agreement, dated as of December 30, 2013 (the “RRA”). Pursuant to the RRA Joinder, Messrs. Minicucci and Swani and their affiliated entities became Holders under the RRA and shares owned by them became subject to the RRA. The RRA provides for, among other things, certain registration rights for shares of common stock that were acquired by Messrs. Minicucci and Swani and their affiliated entities in connection with the distribution.

The Stockholders Agreement Joinders relate to the Amended and Restated Stockholders Agreement, dated as of March 10, 2014 (the “Stockholders Agreement”). Pursuant to the Stockholders Agreement Joinders, Messrs. Minicucci and Swani and their affiliated entities became Additional Stockholders under the Stockholders Agreement, and shares owned by them became Stockholder Shares (as defined in the Stockholders Agreement) subject to the Stockholders Agreement that are deemed to be owned by either a WCAS Holder (as defined in the Stockholders Agreement) or a CP IV Holder (as defined in the Stockholders Agreement), as applicable. The Stockholders Agreement governs, among other things, the voting of shares of common stock that were acquired by Messrs. Minicucci and Swani and their affiliated entities in connection with the distribution with regards to the election of members of the Company’s board of directors.

The foregoing description of the RRA and the Stockholders Agreement does not purport to be complete and is qualified in its entirety by reference to the RRA and the Stockholders Agreement, which were filed as Exhibits 4.3 and 4.2 to the Company’s Registration Statement on Form S-1 dated March 10, 2014, filed with the Securities and Exchange Commission on March 10, 2014 and are incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAYCOM SOFTWARE, INC.

Date: March 12, 2015	By:	/s/ Craig E. Boelte
		Name:	Craig E. Boelte
		Title:	Chief Financial Officer